                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


TV Games, Inc., a Delaware corporation

MegaBingo, Inc., a Delaware corporation

Multimedia Creative Services, Inc., a Delaware corporation

MLS, Inc., a Texas corporation

American Gaming Network L.L.C. a Delaware limited liability company
       (100% owned as of October 1997)